Exhibit 99.1

For Immediate Release: Dec. 21, 2010  Contact: Don Brown  505-321-8856  don.brown@pnmresources.com

PNM Says EPA Plan May Add $1 Billion
Or More in New Cost at Primary Coal Plant

Company Says Recent $320 Million Environmental Upgrade
Achieves Desired Results at Much Lower Cost

(ALBUQUERQUE, N.M.) – PNM officials say a proposed rule issued today by U.S. Environmental Protection Agency Region 6 that would require the coal-fired San Juan Generating Station to install a specific emissions-control technology within three years would likely cost up to $1 billion or more. The 1,800 megawatt San Juan plant is New Mexico’s and PNM’s single largest source of electricity.

EPA today proposed requiring the installation of selective catalytic reduction as the best available retrofit technology, or BART, to reduce certain emissions at San Juan.

“Above everything else, we are concerned about the impact this could have on customer bills,” said Pat Vincent-Collawn, PNM president and CEO. “We believe we already have the technology in place to meet the haze reduction requirements of the federal Clean Air Act and do so at a far lower cost.”

PNM recently installed $320 million in environmental retrofit technologies to reduce plant emissions of nitrogen oxides, sulfur dioxide, particulate matter and mercury. A study by a respected international engineering firm found that the upgrades meet the federal requirement for BART.

PNM previously estimated that the installation of selective catalytic reduction technology at San Juan, constructed over a five-year period, would cost $750 million to $1 billion. PNM has not yet assessed the cost of the three-year installation proposed by EPA today but believes it would likely increase the cost of compliance.  PNM has said that installation of selective catalytic reduction would cost the average PNM residential customer about $90 a year for 20 years and larger electricity users significantly more.

An initial analysis of the rule proposed today shows it is far more aggressive than a recent EPA recommendation on BART for the coal-fired Four Corners Power Plant, which is located on Navajo Nation land near San Juan. While EPA recommends selective catalytic reduction for both plants, the allowed emission level for nitrogen oxides would be significantly lower at San Juan than at Four Corners. In addition, EPA proposed to give Four Corners five years to comply while it proposes only three years for San Juan.

Vincent-Collawn said the cost of complying with this proposed rule would be in addition to the cost of other environmental regulations, including any costs associated with meeting state or federal carbon regulations or the addition of more renewable energy resources as required by New Mexico state law.

She said EPA has recognized that states play an important role in implementation of the Clean Air Act and hopes EPA will take recommendations from New Mexico into account when finalizing the rule this spring.  The N.M. Environment Department in recent days withdrew a similar recommendation for San Juan. The incoming administration of Gov.-elect Susana Martinez will have an opportunity to analyze and make a state recommendation on the issue.

PNM owns 46.3 percent of San Juan and would expect to pass its share of retrofit costs along to customers through electric rates. PNM operates the power plant on behalf of several owners.

EPA is accepting public comment on the proposal for 60 days and expects to finalize it this spring.

With headquarters in Albuquerque, PNM is the largest electricity provider in New Mexico, serving 500,000 customers in dozens of communities across the state. PNM is a subsidiary of PNM Resources, an energy holding company also headquartered in Albuquerque. For more information, visit PNM.com.